Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Linda Brewton
Semtech Corporation
(805) 480-2004
webir@semtech.com

Semtech Appoints Two New Directors

CAMARILLO, Calif., April 3, 2013 -- Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced the appointment of Sylvia Summers and Dr. Carmelo Santoro to its Board of Directors.

Ms. Summers has extensive experience in engineering, business development and leadership, including serving as the Chief Executive Officer and President of Trident Microsystems from 2007 to 2011. Prior to that experience, she held senior positions at Spansion LTD, Cisco Systems, Inc. and Storagetek. Ms. Summers currently serves on the Board of Directors for Headwaters, Inc., a public company providing product, technology and services to the heavy construction materials, light building products, and energy industries. She holds a B.S. in Electrical Engineering from Ecole Polytechnique Feminine in Paris, France, an M.S. in Electrical Engineering from the University of California, Berkeley, and an M.B.A. from Thomson CSF, France.

Dr. Santoro is a business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries. He previously served as President and Chief Executive Officer of Attensity, Inc., a leading provider of social analytics and engagement solutions.  His prior experience includes executive positions with Platinum Software Corporation and Silicon Systems. Dr. Santoro currently serves on the boards of several privately-held companies. He earned his Ph.D. in Solid State Physics from Rensselaer Polytechnic Institute and a B.S. in Physics from Manhattan College.

“Our two newest board members together have more than 50 years of distinguished experience in the high-technology industry,” said Rockell Hankin, Semtech’s Chairman of the Board. “We are looking forward to leveraging their insights and expertise to help guide Semtech’s strategic direction.”

The appointment of Ms. Summers and Dr. Santoro brings Semtech’s total board membership to 10, including Semtech’s President and Chief Executive Officer Mohan Maheswaran. Stockholders of record will have the opportunity to re-elect all Company directors at the upcoming annual meeting to be held on June 20, 2013.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.